Contact: JOSEPH MACNOW (201) 587-1000

Vornado Sells $35 Million of 7.2% Series D-11 Cumulative Redeemable Preferred Units

PARAMUS, NEW JERSEY,..…Vornado Realty Trust (NYSE:VNO) announced today that Vornado Realty L.P., the operating partnership through which Vornado Realty Trust conducts its business, sold $35 million of 7.2% Series D-11 Cumulative Redeemable Preferred Units to an institutional investor in a private placement. The Perpetual Preferred Units may be called without penalty at the option of the issuer commencing in May 2009.

The securities have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.